Exhibit 10.40
MASTEC, INC.
DEFERRED BONUS AGREEMENT FOR JORGE MAS
     THIS AGREEMENT, made and entered into as of this 1st day of November, 2002, by and between MASTEC, INC., a Florida corporation, with principal offices and place of business in the State of Florida (the “Corporation”), and Jorge Mas, an individual residing in the State of Florida (the “Employee”),
     WITNESSETH THAT:
WHEREAS, the Employee is employed by the Corporation; and
     WHEREAS, the Corporation recognizes the value of the services performed by the Employee and wishes to encourage his continued employment; and
     WHEREAS, the Employee wishes to be assured that he will be entitled to a certain retirement benefit; and
     WHEREAS, the parties hereto wish to provide the terms and conditions upon which the Corporation shall pay such retirement benefit to the Employee; and
     WHEREAS, the parties hereto intend that this Agreement be considered an unfunded arrangement, maintained primarily to provide deferred compensation benefits for the Employee, a member of a select group of management or highly compensated employees of the Corporation for purposes of the Employee Retirement Security Act of 1974, as amended;
     NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:
     1. Deferred Bonus.
          a. Eligibility for Benefit. As of the 1st day of November, 2002, the Corporation and the Employee entered into a Split-Dollar Agreement (the “Split-Dollar Agreement”). The Employee shall be entitled to receive the Deferred Bonus provided hereunder from the Corporation in the event that the Split-Dollar Agreement is terminated as a result of a Change of Control in the Corporation. For purposes hereof, a Change in Control shall occur at any time that the collective voting securities of the Corporation owned directly or indirectly by Jose Ramon Mas Holdings I Limited Partnership, Jorge Mas Holdings I Limited Partnership, Mas Family Foundation, Inc., a Florida not-for-profit corporation, Juan Carlos Mas Holdings I Limited Partnership, Jorge L Mas Canosa Holdings I Limited Partnership, and their respective ancestors and descendants are less than 38% of the outstanding voting securities of the Corporation.
          b. Amount of Deferred Bonus. The amount of the Deferred Bonus to be provided by the Corporation to the Employee under this Section 1 shall be an amount equal to the sum of the total amount of the premium payments made by the Corporation under the terms of the Split-Dollar Agreement, plus 4%, compounded annually.

          c. Payment of Deferred Bonus. Within 60 days of the date upon which the Employee becomes entitled to the Deferred Bonus, as provided above, the Corporation shall pay to the Employee an amount equal to the Deferred Bonus, subject to usual withholding taxes.
          d. No Trust Created. Notwithstanding anything in this Section 1, no action taken pursuant to its provisions by either the Corporation or the Employee shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Corporation and the Employee, his beneficiary or beneficiaries, or any other person.
          e. Deferred Bonus Unfunded. Until the occurrence of any event which entitles the Employee to receive the Deferred Bonus provided under this Section 1, such benefit shall remain an asset of the Corporation which, in the event of the Corporation’s insolvency, will be subject to the claims of general creditors of the Corporation. The parties intend this Deferred Bonus to be considered unfunded for federal income tax purposes, so as not to have the benefit provided hereunder be included in the Employee’s income for such tax purposes prior to actual receipt thereof.
          f. Benefit Not Transferable. Neither the Employee, his beneficiary or beneficiaries, nor any other person with a beneficial interest in this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of this Deferred Bonus. No such amounts shall be subject to seizure by any creditor or any such beneficiary, by a proceeding at law or in equity, nor shall such amounts be transferable by operation of law in the event of bankruptcy, insolvency or death of the Employee, his beneficiary or beneficiaries, or any other person with a beneficial interest in this Agreement. Any such attempt at assignment or transfer shall be void.
     2. Named Fiduciary, Determination of Benefits, Claims Procedure and Administration.
          a. The Corporation is hereby designated as the named fiduciary under this Agreement. The named fiduciary shall have authority to control and manage the operation and administration of this Agreement, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Agreement.
          b. Claim. A Participant, beneficiary or other person who believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as “Claimant”), or his or her duly authorized representative, may file a written request for such benefit with the President of the Corporation (the “First Level Reviewer”), setting forth his or her claim. Such claim must be addressed to the President of the Corporation, at its then principal place of business.
          c. Claim Decision. Upon receipt of a claim, the First Level Reviewer shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than ninety days, and shall, in fact, deliver such reply within such period. However, the First Level Reviewer may extend the reply period for an additional ninety days for reasonable cause. If the reply period will be extended, the First Level Reviewer shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the First Level Reviewer expects to render the benefit determination.
     If the claim is denied in whole or in part, the First Level Reviewer will render a written opinion, using language calculated to be understood by the Claimant, setting forth:
               (1) the specific reason or reasons for the denial;
               (2) the specific references to pertinent Plan provisions on which the denial is based;
               (3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary;
               (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and
               (5) the time limits for requesting a review of the denial under Subsection C hereof and for the actual review of the denial under Subsection D hereof.
          d. Request for Review. Within sixty days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Corporation (the “Second Level Reviewer”) review the First Level Reviewer’s prior determination. Such request must be addressed to the Secretary of the Corporation, at its then principal place of business. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which such information shall be considered in the review under this subsection without regard to whether such information was submitted or considered in the initial benefit determination.
     The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the First Level Reviewer in making its initial claims decision, (ii) was submitted, considered or generated in the course of the First Level Reviewer making its initial claims decision, without regard to whether such instrument was actually relied upon by the First Level Reviewer in making its decision or (iii) demonstrates compliance by the First Level Reviewer with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the Claimant does not request a review of the First Level Reviewer’s determination within such sixty-day period, he or she shall be barred and estopped from challenging such determination.
          e. Review of Decision. Within a reasonable period of time, ordinarily not later than sixty days, after the Second Level Reviewer’s receipt of a request for review, it will review the First Level Reviewer’s prior determination. If special circumstances require that the sixty-day time period be extended, the Second Level Reviewer will so notify the Claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Second Level Reviewer expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review. In the event that the Second Level Reviewer extends the determination period on review due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information.
     The Second Level Reviewer has discretionary authority to determine a Claimant’s eligibility for benefits and to interpret the terms of the Plan. Benefits under the Plan will be paid only if the Second Level Reviewer decides in its discretion that the Claimant is entitled to such benefits. The decision of the Second Level Reviewer shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Employer and the Claimant.
     If the Second Level Reviewer makes an adverse benefit determination on review, the Second Level Reviewer will render a written opinion, using language calculated to be understood by the Claimant, setting forth:
               (1) the specific reason or reasons for the denial;
               (2) the specific references to pertinent Plan provisions on which the denial is based;
               (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Second Level Reviewer in making its decision, (ii) was submitted, considered or generated in the course of the Second Level Reviewer making its decision, without regard to whether such instrument was actually relied upon by the Second Level Reviewer in making its decision or (iii) demonstrates compliance by the Second Level Reviewer with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and
               (4) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.
     3. Miscellaneous.
          a. No Contract of Employment. Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon the Employee the right to continue in the employ of the Corporation in any capacity.

          b. Amendment of Agreement. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.
          c. Notice. Any notice, consent, or demand required or permitted to be given under the provision of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent, or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent, or demand. Either party may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.
          d. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and any applicable federal laws.
          e. Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
          f. Inurement. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns, and the Employee, his successors, heirs, executors, administrators and beneficiaries.
          g. Captions. The captions of the sections and paragraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
          h. Validity. In the event any provision of this Agreement is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, as of the day and year first above written.

MASTEC, INC.
By /s/ Austin Shanfelter
Austin Shanfelter, President
"Corporation"

Attest
/s/ Cristina Canales
Secretary

“Corporation”
/s/ Jorge Mas
Jorge Mas
"Employee"